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                                                                    Exhibit 23.1



                         Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statements pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc. (Form S-8 No. 33-26641), the IMCO Recycling Inc. Amended and Restated Stock Option Plan (Form S-8 No. 33-34745), the IMCO Recycling Inc. 1992 Stock Option Plan (Form S-8 Nos. 333-76780, 333-00075, and 333-71339), the IMCO Recycling
Inc. Annual Incentive Program (Form S-8 Nos. 333-07091 and 333-71335), the IMCO Recycling Inc. Stock Purchase Plan (Form S-8 No. 333-81949), and the 2000 Restricted Stock Plan (Form S-8 No. 333-55962) of our report dated February 4, 2002, with respect to the financial statements of IMCO Recycling included in the Annual Report (10-K) for the year ended December 31, 2001.



                                                    /s/ Ernst & Young LLP



March 19, 2002
Dallas, Texas